Exhibit 10.1

RATIFICATION AND AMENDMENT AGREEMENT

This RATIFICATION AND AMENDMENT AGREEMENT (the “Ratification Agreement”) dated as of October 4, 2006, is by and among WACHOVIA BANK, NATIONAL ASSOCIATION (successor by merger to Congress Financial Corporation and hereinafter referred to as “Lender”), ANVIL KNITWEAR, INC., a Delaware corporation, as Debtor and Debtor-in-Possession (“Borrower”), ANVIL HOLDINGS, INC, a Delaware corporation, as Debtor and Debtor-in-Possession (“Holdings”) and SPECTRATEX, Inc., formerly known as Cottontops, Inc., a Delaware corporation, as Debtor and Debtor-in-Possession (“Spectratex” and together with Holdings, each individually, a “Guarantor” and collectively, the “Guarantors”; and together with Borrower, each individually, a “Debtor” and collectively, the “Debtors”).

W I T N E S S E T H:

WHEREAS, each Debtor has commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York and Borrowers and Guarantors have retained possession of their respective assets and each is authorized under the Bankruptcy Code to continue the operation of its businesses as debtor-in-possession;

WHEREAS, prior to the commencement of the Chapter 11 Cases (as hereinafter defined), Lender made loans and advances to Borrower secured by substantially all assets and properties of Borrower and Guarantors as set forth in the Existing Financing Agreements (as hereinafter defined) and the Existing Guarantor Documents (as hereinafter defined);

WHEREAS, the Bankruptcy Court (as hereinafter defined) has entered a Financing Order (as hereinafter defined) pursuant to which Lender may make post-petition loans, advances and other financial accommodations to Borrower secured by substantially all the assets and properties of Borrower and Guarantors as set forth in the Financing Order and the Financing Agreements (as hereinafter defined);

WHEREAS, the Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Borrower and Guarantors shall execute and deliver this Ratification Agreement;

WHEREAS, Borrowers and Guarantors desire to reaffirm their obligations pursuant to the Existing Financing Agreements and acknowledge their continuing liabilities to Lender thereunder in order to induce Lender to make such post-petition loans and advances to Borrower; and

WHEREAS, Borrower and Guarantors have requested that Lender make post-petition loans to Borrower and make certain amendments to the Loan Agreement (as hereinafter defined) and Lender is willing to do so subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender, Borrower and Guarantors mutually covenant, warrant and agree as follows:

1.             DEFINITIONS.

1.1           Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below and the Existing Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a)           “Asheville Mortgage” shall mean the Deed of Trust and Security Agreement, dated on or about the date hereof, by Borrower in favor of Lender with respect to the Real Property and related assets of Borrower located in Buncombe County, North Carolina.

(b)           “Bankruptcy Court” shall mean the United States Bankruptcy Court or the United States District Court for the Southern District of New York.

(c)           “Chapter 11 Cases” shall mean the Chapter 11 cases of Borrower and Guarantors which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

(d)           “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

(e)           “Capital Expenditures” shall mean for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant, or equipment on a consolidated balance sheet of such Person and its Subsidiaries, excluding interest capitalized during construction.

(f)            “Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, excluding to the extent included therein any extraordinary, one-time or non-recurring gains, after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (i) the net income of any Person that is not a majority-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a majority-owned Subsidiary of such Person; (ii) the effect of any change in accounting principles adopted by (or applicable to) such Person or its Subsidiaries after the date hereof (including any cumulative effects resulting from changes in purchase accounting principles) shall be excluded; and (iii) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to such Person or to any other majority-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded.  For the purpose of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets or of any Capital Stock of such Person or a Subsidiary of such Person.

(g)           “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to:(i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) depreciation and amortization, imputed interest, deferred compensation for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (iii) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (iv) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (v) non-cash expenses related to severance payments made by Borrower (to the extend deducted in the computation of Consolidation Net Income).

(h)           “Existing Financing Agreements” shall mean the Financing Agreements (as defined in the Existing Loan Agreement), including, without limitation, the Existing Guarantor Documents (as hereinafter defined), in each instance, as in effect immediately prior to the Petition Date.

(i)            “Existing Guarantor Documents” shall mean, collectively, (i) Guarantee, dated as of March 11, 1999, by Guarantors in favor of Lender, (ii) General Security Agreement, dated as of March 11, 1999, by Holdings in favor of Lender, (iii) Pledge and Security Agreement, dated as of March 11, 1999, by Holdings in favor of Lender with respect to the outstanding capital stock of Borrower, (iv) General Security Agreement, dated as of March 11, 1999, by Spectratex in favor of Lender, and (v) Trademark Collateral Assignment and Security Agreement, dated as of March 11, 1999, by Spectratex in favor of Lender, in each instance, as in effect immediately prior to the Petition Date.

(j)            “Existing Loan Agreement” shall mean the Loan and Security Agreement, dated as of March 11, 1999, by and among Borrower, Guarantors and Lender, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of May 28, 2002 and Amendment No. 2 to Loan and Security Agreement, dated as of May 20, 2004, and otherwise as in effect immediately prior to the Petition Date.

(k)           “Financing Order” shall mean the Interim Financing Order, the Permanent Financing Order and such other orders relating thereto or authorizing the granting of credit by Lender to Borrowers on an emergency, interim or permanent basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Cases.

(l)            “Guarantor Documents” shall mean, collectively, the Existing Guarantor Documents, as amended by this Ratification Agreement, in each instance, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(m)          “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

(n)           “Interim Financing Order” shall have the meaning set forth in Section 9.8 hereof.

(o)           “Inventory Sublimit” shall mean $20,000,000 except that commencing November 1, 2006 through and including January 31, 2007, the Inventory Sublimit shall mean $24,000,000.”

(p)           “Permanent Financing Order” shall have the meaning set forth in Section 9.9 hereof.

(q)           “Petition Date” shall mean the date of the commencement of the Chapter 11 Cases.

(r)            “Post-Petition Collateral” shall mean, collectively, all now existing and hereafter acquired real and personal property of each Debtor’s estate, wheresoever located, of any kind, nature or description, including any such property in which a lien is granted to Lender pursuant to the Financing Agreements, the Financing Order or any other order entered or issued by the Bankruptcy Court, and shall include, without limitation:

(i)            all of the Pre-Petition Collateral;

(ii)           all Accounts;

(iii)          all general intangibles, including, without limitation, all  Intellectual Property;

(iv)          all goods, including, without limitation, all Inventory and all Equipment;

(v)           all Real Property and fixtures;

(vi)          all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(vii)         all instruments, including, without limitation, all promissory notes;

(viii)        all documents;

(ix)           all deposit accounts;

(x)            all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(xi)           all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation, (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xii)          all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Borrower and Guarantors now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower or Guarantors, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xiii)         all commercial tort claims;

(xiv)        to the extent not otherwise described above, all Receivables;

(xv)         all claims, rights, interests, assets and properties (recovered by or on behalf of each Borrower and Guarantor or any trustee of such Borrower or Guarantor (whether in the Chapter 11 Cases or any subsequent case to which any of the Chapter 11 Cases is converted), including, without limitation, all property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code;

(xvi)        all Records; and

(xvii)       all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

(s)           “Post-Petition Obligations” shall mean all Loans, Letter of Credit Accommodations and other loans, advances, letter of credit accommodations, debts, obligations, liabilities, covenants and duties of Borrower and Guarantors to Lender of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Cases, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Cases, and whether arising under or related to this Ratification

Agreement, the Guarantor Documents, the other Financing Agreements, a Financing Order, by operation of law or otherwise, and whether incurred by Borrower or such Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, DIP facility fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.

(t)            “Pre-Petition Collateral” shall mean, collectively, (i) all “Collateral” as such term is defined in the Existing Loan Agreement as in effect immediately prior to the Petition Date, (ii) all “Collateral” as such term is defined in each of the Existing Guarantor Documents as in effect immediately prior to the Petition Date, and (iii) all other security for the Pre-Petition Obligations as provided in the Existing Guarantor Documents and Existing Financing Agreements immediately prior to the Petition Date.

(u)           “Pre-Petition Obligations” shall mean all Loans, Letter of Credit Accommodation and other loans, advances, letter of credit accommodations, debts, obligations, liabilities, indebtedness, covenants and duties of Borrower and Guarantors to Lender of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising before the Petition Date under or related to the Existing Guarantor Documents, the other Existing Financing Agreements, by operation of law or otherwise, and whether incurred by Borrower or such Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, early termination fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.

(v)           “Ratification Agreement” shall mean this Ratification Agreement by and among Borrowers, Guarantors and Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.2           Amendments to Definitions in Financing Agreements.

(a)           All references to the term “Collateral” in any of the Existing Financing Agreements or any other term referring to the security for the Pre-Petition Obligations shall be deemed and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.

(b)           All references to Debtors, including, without limitation, to the terms “Borrower,” “Guarantor,” or “Guarantors” in any of the Existing Financing Agreements, shall be deemed, and each such reference is hereby amended, to mean and include the Debtors as defined herein, and their successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the 2006 Chapter 11 Cases of such corporation).

(c)           All references to the term “Financing Agreements” in any of the Existing Financing Agreements, shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this Ratification Agreement and all of the Existing Financing Agreements, as ratified, assumed and adopted by Borrower and each Guarantor pursuant to the terms hereof, as amended and supplemented hereby, and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d)           All references to the term “Loan Agreement” in any of the Existing Financing Agreements and the Financing Agreements, shall be deemed, and each such reference is hereby amended, to mean the Existing Loan Agreement, as amended by this Ratification Agreement and as ratified, assumed and adopted by Borrower and each Guarantor pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           All references to the term “Material Adverse Effect,” “material adverse effect” and “material adverse change” in this Ratification Agreement and in any of the Existing Financing Agreements, shall be deemed, and each such reference in the Existing Financing Agreements is hereby amended, to add at the end thereof:  “provided, that, the commencement of the Chapter 11 Cases shall not constitute a material adverse effect”.

(f)            All references to the term “Obligations” in this Ratification Agreement and in any of the Financing Agreements shall be deemed, and each such reference in the Financing Agreements is hereby amended, to mean both the Pre-Petition Obligations and the Post-Petition Obligations.

1.3           Interpretation.

(a)           For purposes of this Ratification Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

(b)           All references to the term “Lender,” “Borrower,” “Guarantors,” “Debtors” or any other person pursuant to the definitions in the recitals hereto or otherwise shall include its respective successors and assigns.

(c)           All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.

(d)           All terms not specifically defined herein which are defined in the Uniform Commercial Code, as in effect in the State of New York as of the date hereof, shall have the meaning set forth therein, except that the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.

2.             ACKNOWLEDGMENT.

2.1           Pre-Petition Obligations.  Borrower and each Guarantor hereby acknowledge, confirm and agree that, as of October 2, 2006, Borrower is indebted to Lender in respect of all Pre-Petition Obligations in the aggregate principal amount of not less than $25,818,730.34, consisting of (a) Revolving Loans made pursuant to the Existing Financing Agreements in the aggregate principal amount of not less than $23,404,449.01, together with interest accrued and accruing thereon, and (b) Letter of Credit Accommodations in the amount of not less than $2,414,281.33, together with interest accrued and accruing thereon, and all costs, expenses, fees (including attorneys’ fees and legal expenses) and (c) other charges now or hereafter owed by Borrower to Lender, all of which are unconditionally owing by Borrower to Lender, without offset, defense or counterclaim of any kind, nature and description whatsoever.

2.2           Guaranteed Obligations.  Each Guarantor hereby acknowledges, confirms and agrees that:

(a)           all obligations of such Guarantor under the Guarantor Documents are unconditionally owing by such Guarantor to Lender without offset, defense or counterclaim of any kind, nature and description whatsoever, and

(b)           the absolute and unconditional guarantee of the payment of the Pre-Petition Obligations by such Guarantor pursuant to the Guarantor Documents extends to all Post-Petition Obligations, subject only to the limitations set forth in the Guarantor Documents.

2.3           Acknowledgment of Security Interests.  Borrower and each Guarantor hereby acknowledge, confirm and agree that Lender has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Lender pursuant to the Existing Financing Agreements as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Lender under the Financing Order or hereunder or under any of the other Financing Agreements or otherwise granted to or held by Lender, in each case, subject only to liens or encumbrances expressly permitted by the Loan Agreement and any other liens or encumbrances expressly permitted by the Financing Order that may have priority over the liens in favor of Lender.

2.4           Binding Effect of Documents.  Borrower and each Guarantor hereby acknowledge, confirm and agree that: (a) each of the Existing Financing Agreements to which it is a party was duly executed and delivered to Lender by such Borrower or Guarantor and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower or Guarantor contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of such Borrower or Guarantor enforceable against such Borrower or Guarantor in accordance with its respective terms and such Borrower or Guarantor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Lender is and shall be entitled to all of the rights, remedies and benefits provided for in the Financing Agreements and the Financing Order.

3.             ADOPTION AND RATIFICATION

Borrower and each Guarantor hereby (a) ratifies, assumes, adopts and agrees to be bound by the Existing Financing Agreements applicable to it and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of such Existing Financing Agreements, as amended by this Ratification Agreement, and in accordance with the Financing Order.  All of the Existing Financing Agreements are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Borrower and Guarantors, each as Debtor and Debtor-in-Possession, and considered as agreements between such Borrower or Guarantor and Lender, as applicable.  Borrower and each Guarantor hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Financing Agreements, as amended and supplemented pursuant hereto and the Financing Order, and Borrower and each Guarantor agrees to be fully bound, as Debtor and Debtor-in-Possession, by the terms of the Financing Agreements to which such Borrower or Guarantor is a party.

4.             GRANT OF SECURITY INTEREST.

Upon the entry of the Financing Order, as collateral security for the prompt performance, observance and payment in full of all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), Borrower and each Guarantor, each as Debtor and Debtor-in-Possession, hereby grants, pledges and assigns to Lender, and also confirms, reaffirms and restates the prior grant to Lender of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral.

5.             ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Borrower and each Guarantor to Lender, whether pursuant to the Financing Agreements or otherwise, and not in limitation thereof, Borrower and each Guarantor hereby represents, warrants and covenants to Lender the following (which shall survive the execution and delivery of this Ratification Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Loans by Lender:

5.1           Financing Order.  The Interim Financing Order (and, following the expiration of the Interim Financing Period (as defined in the Interim Financing Order), the Permanent Financing Order) has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Lender) and is not subject to any pending appeal or stay.

5.2           Use of Proceeds.  All Loans and Letter of Credit Accommodations provided by Lender to Borrower pursuant to the Financing Orders, the Loan Agreement or otherwise, shall be used by Borrower for general operating and working capital purposes in the ordinary course of business of Borrower.  Unless authorized by the Bankruptcy Court and approved by Lender in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Cases shall be paid with the proceeds of such Loans and Letter of

Credit Accommodations provided by Lender to Borrower, other than those administrative expense claims and other claims relating to the Chapter 11 Cases directly attributable to the operation of the business of Borrower or any Guarantor in the ordinary course of such business in accordance with the Financing Agreements.

5.3           Ratification of Blocked Account Agreement.   To the extent Lender deems it necessary in its discretion and upon Lender’s request, Borrower and Guarantors shall promptly provide Lender with evidence, in form and substance satisfactory to Lender, that the Blocked Account Agreement (as defined in the Financing Order) and other deposit account arrangements provided for under Section 6.3 of the Loan Agreement have been ratified and amended by the parties thereto, or their respective successors in interest, in form and substance satisfactory to Lender, to reflect the commencement of the Chapter 11 Cases, that Borrower and each Guarantor, each as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower or Guarantor, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for herein and the other terms and conditions of this Ratification Agreement.

5.4           ERISA.   Borrower and Guarantors hereby represent and warrant with, to and in favor of Lender that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of Borrower or any Guarantor arising under ERISA, whether held by the Pension Benefit Guaranty Corporation (the “PBGC”) or the contributing sponsor of, or a member of the controlled group thereof, any pension benefit plan of Borrower or any Guarantor and (b) no notice of lien has been filed by the PBGC (or any other Person) pursuant to ERISA against any assets or properties of Borrower or any Guarantor.

5.5           Real Property.  Borrower and Guarantors hereby represent and warrant with, to and in favor of Lender that except with respect to the Real Property of Borrower located at P.O. Box 367, 850 Warren Wilson College Road, Swannanoa, North Carolina, 28778, all of the Real Property of Borrower identified on Schedule 1.40 and Schedule 9.70 of the Loan Agreement (as in effect immediately prior to the date hereof) has been sold prior to the date hereof and is no longer owned by Borrower.

6.             DIP FACILITY FEE.

Borrower shall pay Lender a closing fee in respect of the financing provided by Lender to Borrower in the Chapter 11 Cases in the amount of $200,000, which shall be fully earned and payable on the date hereof.

7.             AMENDMENTS.

7.1           Availability Reserves.  Section 1.4 of the Loan Agreement is hereby amended to add the following clause (g) at the end of the first sentence thereof:

“ or (g) to establish the reserve provided for in Section 2.4 of the Financing Order.”

7.2           Eligible Accounts.  Section 1.22(m) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(m)        the aggregate amount of (i) such Accounts owing by a single account debtor (other than New Buffalo, Fortune Fashion, Imprints Wholesale and Broder Bros. Co., its divisions, Affiliates and Subsidiaries) do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts, (ii) such Accounts owing by each of New Buffalo, Fortune Fashion, and Imprints Wholesale do not, in each case, constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts, and (iii) such Accounts owing by Broder Bros. Co., its divisions, Affiliates and Subsidiaries, collectively, do not constitute more than thirty-five (35%) percent of the aggregate amount of all otherwise Eligible Accounts; provided however, that, in each of the foregoing clauses (i), (ii) and (iii), the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts.”

7.3           Eligible Inventory.  Section 1.25 of the Loan Agreement is hereby amended by deleting the word “and” from before clause (l) and adding the following clause (m) to the second sentence thereof:

“and (m) Inventory located outside the United States of America.”

7.4           Existing Real Property.  Schedule 1.40 of the Loan Agreement is hereby amended by deleting the text of such schedule in its entirety and substituting the following therefor:

“None.”

7.5           Definition of GAAP.  The definition of GAAP set forth at Section 1.42 of the Loan Agreement is hereby amended by adding the following language to the end of such definition:

“except that, for purposes of Sections 9.20 and 9.21 hereof, GAAP shall be determined on the basis of such principles in effect on the date of the Ratification Agreement and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.”

7.6           Mortgages.  The definition of Mortgages set forth at Section 1.58 of the Loan Agreement is hereby amended by deleting the “.” at the end thereof and substituting the following therefor:

“, and (c) the Asheville Mortgage.”

7.7           Borrowing Base.  Section 2.1(a)(ii)of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(ii) the lesser of:

(A) Inventory Sublimit or

(B) the sum of :

(1) the lesser of (aa) sixty (60%) percent multiplied by the Value of the Eligible Inventory of Borrower consisting of finished goods or (bb) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus

(2) the lesser of (aa) $2,000,000 or (bb) the lesser of (i) fifty (50%) percent multiplied by the Value of the Eligible Inventory of Borrower consisting of raw materials or (ii) eighty-five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Inventory.”

7.8           Limits and Sublimits.  Section 3 of the Loan Agreement is hereby amended by adding the following new Section 3.6 at the end thereof:

“3.6         All limits and sublimits set forth in the Loan Agreement, and any formula or other provision to which a limit or sublimit may apply, shall be determined on an aggregate basis considering together both the Pre-Petition Obligations and the Post-Petition Obligations.”

7.9           Foreign Subsidiaries.  Section 5 of the Loan Agreement is hereby amended to add the following subsection 5.10 thereto:

“5.10  No later than sixty (60) days after the entry date of the Interim Financing Order (or such later date as the Lender, in its discretion, shall agree), (i) Borrower and Guarantors shall execute and deliver to Lender in form and substance satisfactory to Lender, a pledge and security agreement (and/or other appropriate documentation, in accordance with the jurisdiction of incorporation of such Foreign Subsidiary) granting to Lender a first pledge of and lien on sixty-five percent (65%) of the issued and outstanding shares of Capital Stock of each Foreign Subsidiary (including, without limitation, A.K.H. S.A., LIVNA, Limitada, Estrella Mfg. Ltda. S.A., Star, S.A., Annic LLC, S.A., and Anvil GmbH), and (ii) to the extent the capital stock of such foreign subsidiaries are certificated, Borrower and such Guarantor shall deliver the original stock certificates evidencing such shares of Capital Stock together with stock powers (or other appropriate instrument) with respect thereto duly executed in blank, and (iii) Lender shall have received all other documents, instruments and opinions, Lender deems desirable in order to obtain a perfected first priority security interest in such Capital Stock.”

7.10         Payments.  Section 6.4 of the Loan Agreement is hereby amended by adding the following at the end thereof:

“Without limiting the generality of the foregoing, Lender may, in its discretion, apply any such payments or proceeds first to the Pre-Petition Obligations (as such term is defined in this Agreement) until such Pre-Petition Obligations are paid and satisfied in full.”

7.11         Inventory Appraisals.  Section 7.3(d) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(d) upon Lender’s request, Borrower shall, at its expense, no more than once in any consecutive six (6) month period but at any time or times as Lender may request on or after and during the continuance of an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Lender and by an appraiser reasonably acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely;”

7.12         Equipment Covenants.  Notwithstanding Section 7.4 of the Loan Agreement to the contrary, Borrower shall be permitted to transfer Equipment from the “Asheville” facility located at 850 Warren Wilson College Road, Swannanoa, North Carolina, 28778 to the “Honduras” facility located at 800 Mts. Carreters A La Jutosa, Zone Libre Inhdelva, Choloma Cortes, Honduras, C.A; provided, however, that not less than thirty (30) days prior to transferring any such Equipment from the Asheville facility to the Honduras facility, Borrower shall provide Lender with a schedule of the Equipment to be moved and the month(s) in which such Equipment will be moved.

7.13         Additional Financial Reporting Requirements.

(a)           Section 9.6(a)(i) of the Loan Agreement is hereby amended by adding the following language to the end of such section:

“along with a schedule in form reasonably satisfactory to Lender of the calculations used in determining, as of the end of such month, whether Borrower and Guarantors were in compliance with the covenants set forth in Sections 9.20 and 9.21 of this Agreement for such month,”

(b)           Section 9.6 of the Loan Agreement is hereby amended by adding the following new Section 9.6(f):

“(f)  Borrower and each Guarantor shall also provide Lender with copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of Borrower or any Guarantor to the Bankruptcy Court, or the U.S. Trustee or to any creditors’ committee or such Borrower’s or Guarantor’s shareholders, concurrently with the delivery thereof to the Bankruptcy Court, creditors’ committee, U.S. Trustee or shareholders, as the case may be.”

7.14         Real Property.  Schedule 9.7 of the Loan Agreement is hereby amended by deleting the text of such schedule in its entirety and substituting the following therefor:

“None.”

7.15         Costs and Expenses.  Section 9.16(f) of the Loan Agreement is hereby amended by adding the following new language at the end thereof:

“provided, however, that Lender shall conduct, at Borrower’s sole cost and expense, not more than three (3) field examinations during any consecutive twelve (12) month period, but as many field examinations as Lender may deem necessary (each at Borrower’s sole cost and expense) on or after an Event of Default;”

7.16         Sale of Assets, Consolidation, Merger, Disabilities, Etc.  Notwithstanding anything to the contrary contained in Section 9.7(b) of the Loan Agreement or any other provision of the Loan Agreement or the other Financing Agreements, Borrower and Guarantors shall not directly or indirectly sell, transfer, lease, encumber, return or otherwise dispose of any portion of the Collateral or any other assets of Borrower and Guarantors, including, without limitation, assume, reject or assign any leasehold interest or enter into any agreement to return Inventory to vendor, whether pursuant to section 546 of the Bankruptcy Code or otherwise, without the prior written consent of Lender (and no such consent shall be implied, from any other action, inaction or acquiescence by Lender) except for sales of Borrower’s and Guarantors’ Inventory in the ordinary course of their business.

7.17         Capital Expenditures.  Section 9 of the Loan Agreement is hereby amended by adding the following new Section 9.20 at the end thereof:

“9.20  Maximum Capital Expenditures.  Borrower shall not during any period set forth in Schedule 9.20 hereto, directly or indirectly, make or commit to make, whether through purchases, capital leases or otherwise, Capital Expenditures in an aggregate amount in excess of the amount for such period set forth on Schedule 9.20, excluding Capital Expenditures financed with the proceeds of Indebtedness or equity from third parties permitted under the terms of this Agreement.

7.18         EBITDA.  Section 9 of the Loan Agreement is hereby amended by adding the following new Section 9.21 at the end thereof:

“9.21  Minimum EBITDA.  At any time, the EBITDA of Holdings and its Subsidiaries (on a consolidated basis) for each period set forth on Schedule 9.21 hereto shall be not less than amounts set forth on Schedule 9.21 hereto with respect to such period.”

7.19         Events of Default.  Section 10.1 of the Loan Agreement is hereby amended as follows:

(a)           Sections 10.1(g) and (h) are hereby amended to delete all references to “any Borrower or any Obligor” and substitute “any Obligor (other than Debtors)” therefor.

(b)           Section 10.1 is hereby amended by deleting the reference to the word “or” at the end of Section 10.1(m), replacing the period appearing at the end of Section 10.1(n) with a semicolon, and adding the following:

“10.1(o)  the occurrence of any condition or event which permits Lender to exercise any of the remedies set forth in the Financing Order, including, without limitation, any “Event of Default” (as defined in the Financing Order);

10.1(p)  the termination or non-renewal of the Financing Agreements as provided for in the Financing Order;

10.1(q) Borrower or any Guarantor suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, or a trustee, receiver or custodian is appointed for Borrower or any Guarantor, or any of their respective properties;

10.1(r)  any act, condition or event occurring after the date of the commencement of the Chapter 11 Cases that has or would reasonably expect to have a Material Adverse Effect upon the assets of Borrower or any Guarantor, or the Collateral or the rights and remedies of Lender under the Loan Agreement or any other Financing Agreements or the Financing Order;

10.1(s)  conversion of any Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code;

10.1(t)  dismissal of any Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

10.1(u)  the grant of a lien on or other interest in any property of Borrower or any Guarantor other than a lien or encumbrance permitted by Section 9.8 hereof or by the Financing Order or an administrative expense claim other than such administrative expense claim permitted by the Financing Order or this Ratification Agreement by the grant of or allowance by the Bankruptcy Court which is superior to or ranks in parity with Lender’s security interest in or lien upon the Collateral or Lender’s Superpriority Claim (as defined in the Financing Order);

10.1(v)  the Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Lender (and no such consent shall be implied from any other authorization or acquiescence by Lender);

10.1(w)  the appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code;

10.1(x)  the appointment of an examiner with special powers pursuant to Section 1104(a) of the Bankruptcy Code;

10.1(y)  the filing of a plan of reorganization by or on behalf of Borrower or any Guarantor, to which Lender has not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein; or

10.1(z) the confirmation of any plan of reorganization in the Chapter 11 Case of Borrower or any Guarantor, to which Lender has not consented to in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein.”

7.20         Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           Section 11.1(a) of the Loan Agreement is hereby amended by adding the following at the end thereof:  “except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing.”

(b)           Section 11.1(b) of the Loan Agreement is hereby amended by deleting the phrase “United States District Court for the Southern District of New York” and replacing it with the phrase “United States District Court for the Southern District of New York and United States Bankruptcy Court for the Southern District of New York” therefor.

7.21         Term of Loan Agreement.  The first two sentences of Section 12.1(a) of the Loan Agreement are hereby deleted in their entirety and the following substituted therefor:

“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the earlier to occur of (i) September 28, 2007, or (ii) the last termination date set forth in the Interim Financing Order, unless the Permanent Financing Order has been entered prior to such date, and in such event, then the last termination date set forth in the Permanent Financing Order; provided, however that this Agreement and all other Financing Agreements must be terminated simultaneously.”

7.22         Notices.  Section 12.2 of the Loan Agreement is hereby amended by adding that any notices, requests and demands also be sent to the following parties:

If to Borrowers or Guarantors:	Anvil Knitwear, Inc. 228 East 45th Street New York, New York 10017 Facsimile No.:212.885.9411 Attn: President Attn: General Counsel

with a copy to:	Dechert LLP 30 Rockefeller Plaza New York, NY 10112 Facsimile No.:212.698.3599 Attn: Joel H. Levitin, Esq.

If to Lender:	Wachovia Bank, National Association 1133 Avenue of the Americas New York, New York 10036 Attention: Portfolio Manager -ANVIL Facsimile No.: (212) 545-4283

with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C. 230 Park Avenue New York, New York 10169 Facsimile No.: (212) 682-6104 Attn: Jonathan N. Helfat, Esq.

8.             RELEASE.

8.1           Release of Pre-Petition Claims.

(a)           Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) upon entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, in consideration of the agreements of Lender contained herein and the making of any Loans by Lender, each of Borrower and each Guarantor, pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Lender, its successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Pre-Petition Released Claim” and collectively, “Pre-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower and each Guarantor, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Financing Agreements.

(b)           Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) upon entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, Borrower and each Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by Borrower and each Guarantor pursuant to this Section 8.1.  If Borrower or any Guarantor violates the foregoing covenant, Borrower and Guarantors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

8.2           Release of Post-Petition Claims. Upon (a) the receipt by Lender of payment in full of all Obligations in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to Lender to secure any Obligations that survive or continue beyond the termination of the Financing Agreements, and (b) the termination of the Financing Agreements (the “Payment Date”), in consideration of the agreements of Lender contained herein and the making of any Loans by Lender, Borrower and each Guarantor hereby covenants and agrees to execute and deliver in favor of Lender a valid and binding termination and release agreement, in form and substance satisfactory to Lender.  If Borrower or any Guarantor violates such covenant, Borrower and Guarantors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

8.3           Releases Generally.

(a)           Borrower and each Guarantor understands, acknowledges and agrees that the releases set forth above in Sections 8.1 and 8.2 hereof  may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.

(b)           Borrower and each Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in Section 8.1 hereof and, when made, Section 8.2 hereof.

9.             CONDITIONS PRECEDENT.

In addition to any other conditions contained herein or the Loan Agreement, as in effect immediately prior to the Petition Date, with respect to the Loans and other financial accommodations available to Borrower (all of which conditions, except as modified or made pursuant to this Ratification Agreement shall remain applicable to the Loans and be applicable to other financial accommodations available to Borrower), the following are conditions to Lender’s obligation to extend further loans, advances or other financial accommodations to Borrower pursuant to the Loan Agreement:

9.1           Borrower and Guarantors shall furnish to Lender all financial information, projections, budgets, business plans, cash flows and such other information as Lender shall reasonably request from time to time;

9.2           as of the Petition Date, the Existing Financing Agreements shall not have been terminated;

9.3           no trustee, examiner or receiver or the like shall have been appointed or designated with respect to Borrower or any Guarantor, as Debtor and Debtor-in-Possession, or its respective business, properties and assets and no motion or proceeding shall be pending seeking such relief;

9.4           the execution and delivery of this Ratification Agreement and all other Financing Agreements to be delivered in connection herewith by Borrower and Guarantors in form and substance satisfactory to Lender;

9.5           the Interim Financing Order or other Order(s) of the Bankruptcy Court shall ratify and amend the Blocked Account Agreement and deposit account arrangements of Borrower and Guarantors to reflect the commencement of the Chapter 11 Cases, that each Debtor, as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower or Guarantor, as the case may be, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for herein and the other terms and conditions of this Ratification Agreement;

9.6           the execution or delivery to Lender of all other Financing Agreements, and other agreements, documents and instruments which, in the good faith judgment, of Lender are necessary or appropriate.  The implementation of the terms of this Ratification Agreement and the other Financing Agreements, as modified pursuant to this Ratification Agreement, all of which contains provisions, representations, warranties, covenants and Events of Default, as are satisfactory to Lender and its counsel;

9.7           satisfactory review by counsel for Lender of legal issues attendant to the post-petition financing transactions contemplated hereunder;

9.8           Borrower and each Guarantor shall comply in full with the notice and other requirements of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to any relevant  Financing Order in a manner acceptable to Lender and its counsel, and an Interim Financing Order shall have been entered by the Bankruptcy Court (the “Interim Financing Order”) authorizing the secured financing under the Financing Agreements as ratified and amended hereunder on the terms and conditions set forth in this Ratification Agreement and, among other things, modifying the automatic stay, authorizing and granting the senior security interest in liens in favor of Lender described in this Ratification Agreement and in the Financing Order, and granting super-priority expense claims to Lender with respect to all obligations due Lender.  The Interim Financing Order shall authorize post-petition financing under the terms set forth in this Ratification Agreement in an amount acceptable to Lender, in its sole discretion, and it shall contain such other terms or provisions as Lender and its counsel shall require;

9.9           with respect to further credit after expiration of the Interim Financing Order, on or before the expiration of the Interim Financing Order, the Bankruptcy Court shall have entered a Permanent Financing Order authorizing the secured financing on the terms and conditions set forth in this Ratification Agreement, granting to Lender the senior security interest and liens described above and super-priority administrative expense claims described above (except as otherwise specifically provided in the Interim Financing Order), and modifying the automatic stay and other provisions required by Lender and its counsel (“Permanent Financing Order”).  Lender shall not provide any Loans (or other financial accommodations) other than those authorized under the Interim Financing Order unless, on or before the expiration of the Interim Financing Order, the Permanent Financing Order shall have been entered, and there shall be no appeal or other contest with respect to either the Interim Financing Order or the Permanent Financing Order and the time to appeal to contest such order shall have expired;

9.10         other than the voluntary commencement of the Chapter 11 Cases, no material impairment of the priority of Lender’s security interests in the Collateral shall have occurred from the date of the latest field examinations of Lender to the Petition Date;

9.11         no Event of Default shall have occurred or be existing under any of the Existing Financing Agreements, as modified pursuant hereto, and assumed by Borrowers and Guarantors; and

9.12         the execution and/or delivery in favor of Lender of the Asheville Mortgage, in form and substance satisfactory to Lender and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property is located; provided, however, that, until such time as Lender shall provide Borrower with written notice to the contrary, Sections 4.1(i) and 4.1(j) of the Loan Agreement shall not be applicable to the Asheville Mortgage.

10.           MISCELLANEOUS.

10.1         Amendments and Waivers.  Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.2         Further Assurances.  Borrower and each Guarantor shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Lender of all the rights and remedies hereunder, under any of the other Financing Agreements, any Financing Order or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Lender’s opinion to evidence, perfect, maintain and enforce the security interests of Lender, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Ratification Agreement, any of the other  Financing Agreements or the Financing Order.  Upon the request of Lender, at any time and from time to time, Borrower and each Guarantor shall, at its cost and expense, do, make, execute, deliver and record, register or file, updates to the filings of Lender with respect to the Intellectual Property with the United States Patent and Trademark Office, the financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or use its best efforts to cause the same to be done) and will deliver to Lender such instruments evidencing items of Collateral as may be requested by Lender.

10.3         Headings.  The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Ratification Agreement.

10.4         Counterparts.  This Ratification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement.  In making proof of this Ratification Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Ratification Agreement by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Ratification Agreement.  Any party delivering an executed counterpart of this Ratification Agreement by telefacsimile also shall deliver an original executed counterpart of this Ratification Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Ratification Agreement as to such party or any other party.

10.5         Additional Events of Default.  The parties hereto acknowledge, confirm and agree that the failure of Borrower or any Guarantor to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by such Borrower or Guarantor in connection herewith shall constitute an Event of Default under the Financing Agreements.

10.6         Costs and Expenses.  Borrower shall pay to Lender on demand all costs and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Ratification Agreement and the other Financing Agreements and the Financing Order, including, without limitation: (a) reasonable attorneys’ and paralegals’ fees and disbursements of counsel to, and reasonable fees and expenses of consultants, accountants and other professionals retained by, Lender; (b) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Ratification Agreement, the other Financing Agreements, the Financing Order and the transactions contemplated thereby; (c) taxes, fees and other charges for recording any agreements or documents with any governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Lender in the Collateral; (d) sums paid or incurred to pay any amount or take any action required of Borrower and Guarantors under the Financing Agreements or the Financing Order that Borrower and Guarantors fail to pay or take; (e) costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtors’ operations by Lender or its agent and to attend court hearings or otherwise in connection with the Chapter 11 Cases; (f) costs and expenses of preserving and protecting the Collateral; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Lender during the course of periodic field examinations of the Collateral and Debtors’ operations, plus a per diem charge at the rate of $750 per person per day for Lender’s examiners in the field and office; and (h) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Ratification Agreement, the other Financing Agreements and the Financing Order, or to defend any claims made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers.  All sums provided for in this Section 10.6 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Financing Agreements.  Lender is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Lender with respect to Borrower or any Guarantor.

10.7         Effectiveness.  This Ratification Agreement shall become effective upon the execution hereof by Lender and the entry of the Interim Financing Order.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

BORROWER

ANVIL KNITWEAR, INC.
as Debtor and Debtor-in-Possession

By:	/s/ ANTHONY CORSANO

Title:	President

GUARANTORS

ANVIL HOLDINGS, INC.
as Debtor and Debtor-in-Possession

By:	/s/ ANTHONY CORSANO

Title:	President

SPECTRATEX, INC.
as Debtor and Debtor-in-Possession

By:	/s/ ANTHONY CORSANO

Title:	President

LENDER:

WACHOVIA BANK, NATIONAL
ASSOCIATION, successor by merger to Congress
Financial Corporation

By:	/s/ THOMAS GRABOSKY

Title:	Director

SCHEDULE 9.20

Period	Maximum CapEx
One month ended October 2006	$1,000,000
One month ended November 2006	$1,000,000
One month ended December 2006	$1,000,000
One month ended January 2007	$1,000,000
One month ended February 2007	$700,000
One month ended March 2007	$700,000
One month ended April 2007	$500,000
One month ended May 2007	$500,000
One month ended June 2007	$300,000
One month ended July 2007	$300,000
One month ended August 2007	$300,000
One month ended September 2007	$300,000

SCHEDULE 9.21

Period	Cumulative Minimum EBITDA
One month ended October 2006	($500,000)
Two months ended November 2006	($1,250,000)
Three months ended December 2006	($1,000,000)
Four months ended January 2007	($250,000)
One month ended February 2007	$250,000
Two months ended March 2007	$500,000
Three months ended April 2007	$1,000,000
Four months ended May 2007	$1,500,000
Five Months ended June 2007	$2,000,000
Six Months ended July 2007	$2,500,000
Seven Months ended August 2007	$3,000,000
Eight Months ended September 2007	$3,500,000